Exhibit 99.1
Press Release
Micromet, Inc. Expands Management and Appoints Christopher P. Schnittker as Senior Vice President and Chief Financial Officer
US offices to be located in the Washington, DC area
Carlsbad, CA, October 12, 2006 – Micromet, Inc. (NASDAQ: MITI), a biopharmaceutical company focusing on the development of novel, proprietary antibody-based products for cancer, inflammatory and autoimmune diseases, today announced the appointment of Christopher P. Schnittker, CPA (38) to Senior Vice President and Chief Financial Officer. Mr. Schnittker has extensive experience in the financial management of publicly listed and privately held biotechnology and pharmaceutical companies. He will be based in the Washington, DC area and will be responsible for establishing Micromet’s East Coast headquarters together with Matthias Alder, who was appointed as Senior Vice President, General Counsel and Secretary in July 2006.
“We are delighted to announce the appointment of Chris Schnittker,” said Christian Itin, President and Chief Executive Officer of Micromet, Inc. “Chris’s operational expertise in key areas such as accounting, internal controls, public reporting and capital raising will prove to be very valuable for ensuring the continued growth of our company. With Matthias Alder and Chris Schnittker, Micromet has made two key hires that are strengthening our senior management team and who will be instrumental in building out our U.S. operations on the East Coast. Gregor Mirow, SVP Operations and Acting CFO, will continue as SVP Operations.”
In addition to the finance, business development and legal functions, Micromet is planning to expand the US headquarters by adding a development team for US clinical trials and regulatory interactions with the FDA. The move from the current Carlsbad headquarters in California to the East Coast will be completed during the 4th quarter. The Munich site will remain the center of most of the R&D functions and serve as the main site for pipeline generation of antibody-based product candidates.
From September 2003 to June 2006, Christopher Schnittker served as Senior Vice President and Chief Financial Officer for Cytogen Corporation, a publicly-traded biopharmaceutical company. Prior to joining Cytogen, Mr. Schnittker was Senior Vice President, Chief Financial Officer and Corporate Secretary of Genaera Corporation

Exhibit 99.1
(formerly Magainin Pharmaceuticals, Inc.) from June 2000 to August 2003. Prior to joining Genaera, Mr. Schnittker served as Director of Finance from August 1999 to May 2000 and Controller from December 1997 to August 1999 at GSI Commerce, Inc., a publicly-traded technology company. From June 1995 to December 1997, Mr. Schnittker held several positions of increasing responsibility at Rhône-Poulenc Rorer, Inc. (now sanofi aventis). Prior to that, Mr. Schnittker held various positions of increasing responsibility at Price Waterhouse LLP’s (now PricewaterhouseCoopers LLP) Life Sciences audit practice from September 1990 to June 1995. Mr. Schnittker received his B.A. degree in Economics and Business with a concentration in Accounting from Lafayette College and is a certified public accountant licensed in the State of New Jersey.
Matthias Alder was previously a partner with Cooley Godward LLP, a leading U.S. law firm, where he co-chaired the firm’s East Coast Life Sciences Practice. He has served as Micromet’s outside counsel for the past four years. Before joining Cooley Godward in 1997, Matthias Alder worked as an in-house counsel for Novartis, one of the world’s leading pharmaceutical companies, at the company’s headquarters in Switzerland. Mr. Alder received an LL.M degree in International and Comparative Law from the University of Miami in 1990, and earned the equivalent of a J.D. degree from the University of Basel, Switzerland, in 1988.
Micromet’s most advanced product candidate is MT201 (adecatumumab), a human antibody that has shown activity as single agent in two Phase 2 trials in metastatic breast cancer and prostate cancer, respectively. MT201 is being developed in collaboration with Serono. Micromet’s second product candidate in clinical trials is MT103 (MEDI-538), a BiTE® compound currently in a Phase 1 clinical trial in non-Hodgkin’s lymphoma (NHL) in Europe. Micromet’s partner MedImmune has recently submitted an IND to the FDA to initiate clinical trials of MT103 in NHL in the United States.
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About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company focusing on the development of novel, proprietary antibody-based products for cancer, inflammatory and autoimmune diseases. Two product candidates are currently in clinical trials. Two Phase 2 clinical trials for the treatment of patients with breast cancer and prostate cancer have been completed in Q3, 2006, with adecatumumab (MT201), a recombinant human monoclonal antibody. MT103 (MEDI-538), a BiTE® product candidate, is being studied in a Phase 1 clinical trial for the treatment of patients

Exhibit 99.1
with Non Hodgkin Lymphoma. Micromet has established a drug development platform based on its BiTE® technology, a unique, antibody-based format that leverages the cytotoxic potential of T cells, the most powerful ‘killer cells’ of the human immune system. Micromet has established collaborations with MedImmune, Inc. and Serono.
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Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the company’s plans for relocating and expanding its headquarter offices, the clinical development activities relating to the company’s product candidates, and the observation of clinical activity of MT201 in metastatic breast cancer and prostate cancer. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that encouraging results from clinical trials may not be confirmed upon further analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of the trial data, the risk that we will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners, including Serono, for further clinical trials, development and commercialization of product candidates, including MT201. You are urged to consider statements that include the words “ongoing”, “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “suggests”, “plans”, “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in our periodic reports and other filings with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Contact:	Media Contacts:

Ines-Regina Buth	Europe: Evelyn Wolf
+1 760-494-4235 (US)	+49 (0)89 895277 220
+49 (0)89 895277 221 (Europe)	evelyn.wolf@micromet-inc.com
ines.buth@micromet-inc.com
US: Susan Noonan
(212) 966-3650
susan@sanoonan.com